EXHIBIT 10.19

MARTIN MARIETTA MATERIALS, INC.

FORM OF SPECIAL RESTRICTED STOCK UNIT AGREEMENT

THIS SPECIAL RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”), made as of [                    ], between Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), and                     (the “Employee”).

1. GRANT

Pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”), the Corporation hereby grants the Employee                     Restricted Stock Units on the terms and conditions contained in this Award Agreement, and subject to the terms and conditions of the Plan. The term “Restricted Stock Unit” or “Unit(s)” as used in this Award Agreement refers only to the Restricted Stock Units awarded to the Employee under this Award Agreement.

2. GRANT DATE

The Grant Date is [                    ].

3. RESTRICTION PERIOD

Subject to the terms and conditions hereof and of the Plan, the restriction period begins on the Grant Date and ends on [                    ] (the “Vesting Date”).

4. DIVIDEND EQUIVALENTS

On each date that dividends are paid (each a “Dividend Payment Date”) on shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) with respect to which the record date (the “Record Date”) also occurs during the Restriction Period, the Corporation will credit to an account for the Employee an amount equal to the dividend paid on a share of the Common Stock multiplied by the number of Restricted Stock Units. These dividend equivalent amounts shall be paid to the Employee quarterly on each March 31, June 30, September 30 and December 31 during the Restriction Period; provided, however, that if any such date falls on a non-business day, such payment will be made on the business day immediately prior to such date. Any remaining dividend equivalent amounts credited to the account of the Employee on the date that the Restricted Stock Units are converted to shares of Common Stock, or subsequently credited to such account with respect to a Record Date that occurs during the Restriction Period, shall be paid to the Employee on the next successive Dividend Payment Date. The dividend equivalent amounts shall be paid from the general assets of the Corporation and shall be treated and reported as additional compensation for the year in which payment is made.

5. AWARD PAYOUT

Unless forfeited or converted and paid earlier as provided in Section 7 below, the Restricted Stock Units granted hereunder will vest (“Vest”) and be converted into shares of Common Stock and delivered to the Employee as soon as practicable following the Vesting Date (but in no event later than 60 days following the Vesting Date) provided that the Employee is employed by the Corporation on the Vesting Date. The vesting and conversion from Units to Common Stock will be one Unit for one share of Common Stock.

6. TRANSFERABLE ONLY UPON DEATH

This Restricted Stock Unit grant shall not be assignable or transferable by the Employee except by will or the laws of descent and distribution.

7. TERMINATION, DISABILITY OR DEATH

(a)	Termination. If the Employee’s employment with the Corporation is terminated prior to the Vesting Date for any reason other than on account of death or Disability (as defined below), whether by the Employee or by the Corporation with Cause (as defined below), then the Restricted Stock Units will be forfeited upon such termination. “Cause” shall mean the Employee’s having been convicted in a court of competent jurisdiction of a felony or having been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and such conviction or adjudication has become final and non-appealable. If the Employee’s employment with the Corporation is terminated prior to the Vesting Date by the Corporation without Cause, then the terms of all outstanding Units shall be unaffected by such termination and the Restricted Stock Units will vest on [ ]; provided, however, that in the case of the Employee’s termination on account of Disability, if the Vesting Date occurs following such termination but before the date which is six months following such termination, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A), the Vesting Date shall be postponed until the date that is six months following such termination.

(b)	Disability. If the Employee’s employment with the Corporation is terminated prior to the Vesting Date as the result of a disability under circumstances entitling the Employee to the commencement of benefits under a long-term disability plan maintained by the Corporation (“Disability”), then the terms of all outstanding units shall be unaffected by such Disability and the Restricted Stock Units will vest on [ ]; provided, however, that in the case of the Employee’s termination on account of Disability, if the Vesting Date occurs following such termination but before the date which is six months following such termination, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 3 409A), the Vesting Date shall be postponed until the date that is six months following such termination.

(c)	Death. If, prior to the Vesting Date, the Employee dies while employed by the Corporation or after termination by reason of Disability, then the Restriction Period shall lapse and the Vesting Period shall be accelerated and all outstanding Units shall be converted into shares of Common Stock and delivered to the Employee’s estate or beneficiary.

8. TAX WITHHOLDING

At the time Units are converted into shares of Common Stock and delivered to the Employee, the Employee will recognize ordinary income equal to the fair market value of the common shares received. The Corporation shall withhold applicable taxes as required by law at the time of such Vesting by deducting shares of Common Stock from the payment to satisfy the obligation prior to the delivery of the certificates for shares of Common Stock. Withholding will be at the minimum rates prescribed by law; therefore, the Employee may owe additional taxes as a result of the distribution. The Employee may not request tax to be withheld at greater than the minimum rate. If the Employee terminates employment on account of Disability or Retirement and the Units are not forfeited, the Corporation may require the Employee to pay to the Corporation or withhold from the Employee’s compensation, by canceling Units or otherwise, an amount equal to satisfy the obligation to withhold federal employment taxes as required by law.

9. CHANGE IN CONTROL

In the event of a change in control of the Corporation, as defined in Section 11 of the Plan, the Restriction Period of all outstanding Units shall lapse and the Vesting Date shall be accelerated and all outstanding Units shall convert to shares of Common Stock. Such shares will be distributed no later than 2 1⁄2 months following the date of such change in control.

10. AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 8 of the Plan, subject to certain limitations contained within Section 8, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Management Development and Compensation Committee of the Board of Directors may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 8 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of this Award Agreement shall accelerate any distribution under the Plan or, except with the Employee’s express written consent, adversely affect any Restricted Stock Unit granted under this Award Agreement; provided, however, that the Board of Directors or the Management Development and Compensation Committee may amend the Plan or this Award Agreement to the extent it deems appropriate to cause this Agreement or the Units hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A or the tax penalty under Section 409A(a)(1)(B). If the Plan and the Award Agreement are terminated in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), the Board of Directors may, in its sole discretion, accelerate the conversion of Units to shares of Common Stock and immediately distribute such shares of Common Stock to the Employee.

11. EXECUTION OF AWARD AGREEMENT

No Restricted Stock Unit granted under this Award Agreement is distributable nor is this Award Agreement enforceable until this Award Agreement has been fully executed by the Corporation and the Employee. By executing this Award Agreement, the Employee shall be deemed to have accepted and consented to any action taken under the Plan by the Management Development and Compensation Committee, the Board of Directors or their delegates.

12. MISCELLANEOUS

(a)	Nothing contained in the Award Agreement confers on the Employee the rights of a shareholder with respect to this Restricted Stock Unit award during the Restriction Period.

(b)	For purposes of this Award Agreement, the Employee will be considered to be in the employ of the Corporation during an approved leave of absence unless otherwise provided in an agreement between the Employee and the Corporation.

(c)	Nothing contained in this Award Agreement or in any Restricted Stock Unit granted hereunder shall confer upon any Employee any right of continued employment by the Corporation, expressed or implied, nor limit in any way the right of the Corporation to terminate the Employee’s employment at any time.

(d)	Except as provided under Section 6 herein, neither these Units nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto.

13. NOTICES

Notices and all other communications provided for in this Award Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight mail courier service, postage prepaid, addressed as follows:

If to the Employee, to the address set forth in the first paragraph in this Award Agreement.

If to the Corporation, to:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

Fax: (919) 783-4535

Attn: Corporate Secretary

or to such other address or such other person as the Employee or the Corporation shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

14. GOVERNING LAW

This Award Agreement shall be governed by the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed and the Employee has hereunto set his hand as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:
Corporate Secretary

EMPLOYEE

By:
Employee’s Signature

4